Exhibit 99.1

Press Release For immediate release

Invesco Ltd. Announces September 30, 2023 Assets Under Management

Investor Relations Contacts: Media Relations Contact:	Greg Ketron Jennifer Church Graham Galt	404-724-4299 404-439-3428 404-439-3070

Atlanta, October 10, 2023(a) --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $1,487.3 billion, a decrease of 2.6% versus previous month-end. The firm delivered net long-term inflows of $1.6 billion in the month. Non-management fee earning net inflows were $2.7 billion and money market net inflows were $2.4 billion. AUM was negatively impacted by unfavorable market returns which decreased AUM by $43 billion. FX and reinvested distributions decreased AUM by $3.7 billion. Preliminary average total AUM for the quarter through September 30 were $1,528.7 billion, and preliminary average active AUM for the quarter through September 30 were $994.5 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

September 30, 2023(a)	$1,487.3	$726.7	$312.6	$61.2	$209.8	$177.0
August 31, 2023	$1,527.7	$758.2	$318.7	$63.3	$207.4	$180.1
July 31, 2023	$1,570.7	$784.0	$321.6	$66.2	$217.1	$181.8
June 30, 2023	$1,538.2	$747.1	$319.0	$64.2	$225.7	$182.2
Active(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

September 30, 2023(a)	$966.1	$282.1	$266.6	$60.4	$209.8	$147.2
August 31, 2023	$988.8	$296.6	$271.9	$62.5	$207.4	$150.4
July 31, 2023	$1,019.6	$309.5	$275.8	$65.4	$217.1	$151.8
June 30, 2023	$1,016.6	$300.6	$274.0	$63.4	$225.7	$152.9
Passive(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

September 30, 2023(a)	$521.2	$444.6	$46.0	$0.8	$—	$29.8
August 31, 2023	$538.9	$461.6	$46.8	$0.8	$—	$29.7
July 31, 2023	$551.1	$474.5	$45.8	$0.8	$—	$30.0
June 30, 2023	$521.6	$446.5	$45.0	$0.8	$—	$29.3

(a)	Preliminary - subject to adjustment.
(b)	Passive AUM includes index-based ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.

About Invesco Ltd.
Invesco Ltd. (NYSE: IVZ) is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. With offices in more than 20 countries, our distinctive investment teams deliver a comprehensive range of active, passive and alternative investment capabilities. For more information, visit www.invesco.com/corporate.

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